Code of Ethics

1 April 2022

Version 2

Copyright © 2022 Marathon Asset Management (Marathon). All rights reserved.

This document contains proprietary and confidential information. The reproduction, disclosure of use of any portion of this document without specific written authorisation from Marathon is strictly prohibited. This Code is a statement of the fundamental principles, key policies and procedures that govern the conduct of Marathon personnel. It is not intended to and does not create any rights for any partner / employee / contractor, or person with whom Marathon has a business relationship (including a client or counterparty), competitor, investor or any other person or entity. Marathon may waive application of the policies set forth in this Code, in its sole discretion.

Code of Ethics

Good conduct and the Code

Our Code of Ethics (the “Code”) sets out guidance and principles which form part of Marathon Asset Management Limited’s (“Marathon”) core values. The Code and its supporting documentation constitute key obligations for working at Marathon and to be useful, the contents should be carefully read and understood.

Marathon is committed to maintaining the highest standards of integrity and business ethics. Our conduct standards are primarily derived from rules of the Financial Conduct Authority (“FCA”) and other applicable laws and regulations (such as those issued by the United State Securities and Exchange Commission or the South African Financial Sector Conduct Authority).

Our business depends upon having an exemplary reputation and personnel with integrity acting in a principled manner. As such our policies referenced in the Code can go beyond bare legal requirements. The Code is also not intended to describe every possible situation that may arise and is not intended to provide final answers in every matter. Instead reliance is placed on you ‘doing the right thing’ which includes asking for help when the appropriate course of conduct is not clear.

Your obligations

Staff must comply with the following actions:

•	Carefully read the Code to ensure all aspects are fully-understood, including the consequences of non-compliance

•	Act with honesty and integrity, avoiding conflicts of interest

•	Comply with all applicable laws and regulations

•	Promote ethical behaviour and act in good faith, responsibly with due care, competence and diligence

•	Treat all stakeholders with dignity and respect

•	If there are any questions regarding this Code, or doubt about the best course of action in a particular situation, please seek guidance from a supervisor or Compliance

•	Anyone who becomes aware of any Code violation (actual or potential) must immediately report the incident to Compliance

•	Any material violation of this Code or other company policies and procedures runs risk of being subject to disciplinary action and in extremis being subject to regulatory enforcement and/or litigation

FCA COCON

The FCA Senior Managers and Certification Regime (“SMCR”) includes a set of Code of Conduct (“COCON”) with the following rules applicable to all staff:

Rule 1	You must act with integrity

Rule 2	You must act with due skill, care and diligence

Rule 3	You must be open and cooperative with the FCA, the PRA and other regulators

Rule 4	You must pay due regard to the interests of customers and treat them fairly

Rule 5	You must observe proper standards of market conduct

(N.B Additional COCON rules apply to Marathon’s Senior Managers and NEDs.)

SMCR also introduces a range of additional requirements for Certified Persons and Senior Managers. Further detailed guidance for all staff is set out within the Compliance Manual and connected company guides.

Training

Compliance training is provided in a variety of mediums to all new and existing personnel covering our key principles. Ongoing reminders and training is provided thereafter. Should you feel the need further guidance or think you require additional training for your role please speak to your supervisor, HR and/or Compliance.

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Speak up!

Marathon’s success depends on it maintaining the highest standards of conduct. As such, personnel are expected to report unethical, inappropriate or unlawful behaviour as well as highlighting positive outcomes and events. All personnel should feel confident in their ability to raise issues with their immediate supervisor or manager. In addition, three further steps may be considered if you do not feel that a matter has been satisfactorily addressed1:

See also the Whistleblowing Guide for further details.

Conflict of interest policy

Personnel must always act in our customers’ best interest, putting the interests of clients first and treating all customers fairly. Nevertheless, conflicts can arise between a firm’s interests and its clients, or between the interests of different clients.

It is the responsibility of all personnel to assist in identifying actual or potential conflicts of interest both within the business but also in connection with any personal relationships you may have in order to promptly bring any such issues to the attention of Compliance.

Staff must avoid any activity or personal interest that creates, or appears to create, a conflict between those interests and the interests of Marathon and our clients.

Examples of behaviour which must be carefully assessed include:

•	Financial interests in other business;

•	3rd party employment, directorships, or formal appointments/activities;

•	Family members working in the industry;

•	Close friends or family at a client or prospect; and

•	Personal account dealing

Failure to make a conflicts disclosure (and where necessary implement steps in mitigation) may lead to disciplinary action and/or legal proceedings. If there is uncertainty as to what and when to declare, err on the side of caution and contact Compliance for confidential guidance. Further guidance is also available in the Conflicts, inducements and gifts guide.

Personal account (“PA”) dealing

All Marathon personnel are required to:

•	Submit initial & annual PA reports relating of any securities they own/control to Compliance

•	Submit quarterly declarations of transactions to Compliance

•	Obtain pre-approval for their own or connected party personal investment in any applicable securities or funds

Any breach of Marathon’s PA dealing procedures could result in disciplinary action. Any questions should be discussed with Compliance, with further guidance available in the PA dealing guide.

Gifts and anti-bribery measures

Strict rules surround the receipt of gifts and hospitality. To this end Marathon, our personnel or any associated persons may not accept gifts or benefits in any form from third parties if such a gift or benefit is in connection with the provision of services to our clients.

[1]

External, independent advice on can be also be sought at their local office of the Citizens Advice Bureau, ACAS (the Advisory, Conciliation and Arbitration Service) or from the independent specialist whistleblowing charity – Protect (fka Public Concern at Work) (Tel: 020 3117 2520, Email: whistle@protect-advice.org.uk; website: www.protect-advice.org.uk).

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Exceptions to this wholesale ban exist only where the gift or benefit can be classified as an acceptable minor, non-monetary benefit, understood as:

A benefit capable of enhancing the quality of service provided to clients; and is reasonable and proportionate and of a scale and nature that it could not be judged to impair compliance with our duty to act honestly, fairly and professionally in the best interests of our clients

Examples include:

•	Conferences, seminars and/or training events.

•	Hospitality of a reasonable de minimis value, such as food and drink, during a business meeting or conference, seminar or training event, or an occasional seasonal gift.

•	Generic information relating to a financial instrument or an investment service.

•	Third party research material commissioned and paid for by a corporate issuer provided that the relationship is clearly disclosed and material is made generally available.

Personnel must:

•	Disclose any gift or benefit to Compliance, whether offered or received, no matter the value. Use the GRC system to undertake a submission

•	Preapproval is required for anything over £100[2]

•	Please contact Compliance if you are in any way uncertain about what is permissible, before accepting the gift or attending an event

•	There are also restrictions on what can be given to certain US clients, or investors within accounts we sub-advise in the US. See guides referenced below for further details

See also the Anti-financial crime guide and Conflict, inducements & gifts guide for further details on our gift policy and anti-bribery measures.

Fair dealing

Marathon depends upon its reputation in providing a quality service based on integrity. The way we deal with both companies in whom we invest and our clients moulds our reputation, builds long-term trust and ultimately determines lasting success of our company. We must never take unfair advantage of others through manipulation, concealment, affirmative misrepresentation of material facts or any other unfair dealing practices.

Market abuse (including insider dealing)

When in position of “unpublished, price-sensitive” information, personnel are prohibited from “insider dealing”, which includes:

•	Engaging in any trading on the basis of inside information

•	Advising or getting another person to enter into such a transaction

•	Disclosing inside information i.e. “tipping off”

Information should be regarded as price-sensitive, non-public “inside” knowledge if there is a reasonable likelihood it would be considered important to an investor in making an investment decision.

Ascertaining whether information is price sensitive is a judgement made easier with the benefit of hindsight; therefore, a conservative approach should be taken to considering if a piece of information is price sensitive. Furthermore, the laws that address insider trading are not always clear and are subject to on-going developments. This can lead to legitimate uncertainty about the application of the rules in a particular circumstance. Consequently, the following should be undertaken:

•	If staff learn of information that may be considered inside information, please immediately contact Compliance

•	Extra vigilance must be taken when obtaining 3rd party research e.g. from a broker or expert network

•	All personnel are prohibited from communicating unpublished, price-sensitive information concerning any security to others unless it is properly within their duties to do so. If you do, flag to Compliance immediately, including time of communication

[2]	Limit in place to ensure we do not breach ERISA limits regarding receipt from any one entity per annum.

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•	Ensure all storage of such information is kept secure and confidential (e.g. do not discuss on a train or leave emails open on a desk or tube)

•	Remember to ask Compliance if you are unsure; a short Q&A conversation now could help avoid complex legal problems for you and Marathon at a later date

Intentionally spreading a false rumour

It is against UK and USA rules to intentionally spread false rumours with the intent of influencing the price of a given security (positively or negatively).

To that end, our staff must not disseminate information in the marketplace that is known or suspected to be false.

Market manipulation

Applicable laws also prohibit personnel from trying to manipulate the market and all our staff are strictly forbidden from doing so.

See the Anti-financial guide and the Investment guide for further details in relation to this area.

Anti-money laundering, counter-terrorist financing and sanctions

It is the responsibility of all personnel to report any suspicious transactions or activity to the Money Laundering Reporting Officer (James Bennett) or his Deputy (Mary Davidge). All staff training is provided by way of further guidance on what to what out for. See the Anti-financial guide for further details in relation to this area.

Tax evasion

Marathon has zero tolerance policy to tax evasion and aims to ensure the business is not used as a means to facilitate tax evasion. Personnel should report any suspected tax evasion to Compliance. See the Anti-financial guide for further details in relation to this area.

Confidential information

Personnel may learn facts about our business, plans, or operations that are not known to the general public or our competitors (collectively, referred to as “Confidential Information”). All personnel who possess or have access to Confidential Information must:

•	Not use this information for their own benefit unless in the proper course of their duties

•	Carefully guard against disclosure outside Marathon

•	Not disclosure this type of information to other personnel unless they need the information to carry out their role at Marathon

Note: Certain restrictions to keep data confidential will continue to apply even after you have left Marathon.

Trademarks, copyrights & other intellectual property

Marathon’s logos are examples of trademarks. Personnel must always use our company trademarks appropriately and advise Legal when it is suspected that others may be infringing them. Likewise, it is also our policy not to infringe upon the intellectual property rights of others.

All intellectual property such as software or other documents created in connection with your employment or provision of services are the sole property of Marathon. Staff should understand that they have no rights to this data unless otherwise expressly agreed to in writing. Any questions concerning copyright laws should be directed to Legal.

Always add appropriate disclaimers to external documents.

Books and records (including systems)

Personnel must complete all documents accurately and in a timely manner. When and where applicable, documents must be properly authorised and must appropriately record activities in compliance with all relevant laws and accounting standards. The making of false or misleading entries, records, reports or documentation is strictly prohibited. See the Record-keeping guide.

Prohibition on the use of social media

Marathon prohibits personnel from conducting designated investment business (i.e. advising/managing/trading), including the dissemination of any information regarding our pooled funds over any social network website (including, without limitation, Facebook, Twitter, LinkedIn, YouTube, Flickr, Myspace, Reddit, RSS blogs). See the IT policy for further details.

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Record retention regarding a legal action

If personnel become aware of a pending legal matter (which includes any existing, threatened or imminent lawsuit, proceeding, government or regulatory investigation), Legal & Compliance must be contacted and immediate and affirmative action should be taken to preserve all records that are potentially relevant.

Inquiries from FCA or other regulators

All requests from any regulatory organisation should immediately be referred to Compliance. Personnel should not directly communicate with any regulatory organisation or governmental agency without first consulting with Compliance and in their absence Legal. See the Regulatory interaction guide for details.

Inquiries from the press & others

Only official Marathon spokespersons3 may speak with third parties as a representative of the business unless specifically authorised to do so in the course of his or her duties.

Requests for any information about Marathon or our clients from the media or general public should be referred to Client Service.

Interaction with governmental entities & political donations

Personnel are prohibited from providing gifts, meals or anything of value to government officials or employees; including employees of city, state or municipal entities or their pension plans (or members of their families) or sovereign wealth funds without the prior written approval of Compliance (e.g. PSER). This also applies to certain investors of funds that Marathon sub-advises.

Political donations - general

Payments or other donations (monetary or otherwise) by Marathon to any political party, candidate or campaign may only be made if approved in writing in advance by the Board of Directors.

•	Staff who wish to make political donations either on their own behalf and on behalf of their spouse, partner or dependents, monetary or otherwise, should notify Compliance

US political donations

All personnel are prohibited from making political donations to any person running for office in the US.

The only exceptions being where:

•	US-based personnel may make de minimis gifts to US political candidates in a state/local office, or candidate for such a role, as follows:

-	$350 in cash or items of value per election where the person is entitled to vote;

-	$150 in cash or items of value where they are not entitled to vote.

See the Conflicts, inducements and gifts guide for further details in relation to this area.

Lobbying

Laws of some jurisdictions require registration and reporting by anyone who engages in a lobbying activity. Generally, lobbying includes: (1) communicating with any member or employee of a legislative branch of government for the purpose of influencing legislation; (2) communicating with certain government officials for the purpose of influencing government action; or (3) engaging in research or other activities to support or prepare for such communication.

Additionally, soliciting government entities, directly or indirectly (through an advisor or consultant), to invest in Marathon managed funds and/or accounts can constitute lobbying activity in certain jurisdictions.

Please notify Compliance before engaging in any activity on behalf of Marathon that might be considered “lobbying” as described above. Public consultations are excluded from this restriction.

[3]	E.g. Head of Client Service

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Positive work environment

Marathon maintains a work environment that supports honesty, diversity, integrity, respect, trust and responsibility. This in turn drives the goal of achieving excellence in our workplace.

Accordingly, all staff must contribute to the creation and maintenance of such a setting and to foster a work environment that is free from the fear of retribution in order to try and bring out the best in everyone.

Managers must act with due care and in their conduct to avoid placing, or seeming to place, undue pressure on subordinates that could cause them to deviate from acceptable ethical behaviour.

Discipline and sanctions

Failure to comply with the standards outlined herein will result in disciplinary action, ranging from a reprimand to termination of employment or engagement, as applicable. Action will be taken against:

•	any member of staff who violates the Code or applicable law;

•	any member of staff who deliberately withholds relevant information concerning a violation of this Code or applicable law;

•	the manager of the violator to the extent that the circumstances of the violation reflect either participation in the violation or an inappropriate lack of supervision.

Further guidance

Further guidance for personnel is available within Marathon’s Compliance Manual, related company guides and compliance declaration forms.

An attestation that personnel have read and understood the Code & associated documentation will occur on an annual basis at minimum, or whenever there is an update. New joiners are also required to confirm they have read and understood the Code.

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